Exhibit 99.1

BARRY W. PERRY TO JOIN ALBEMARLE’S BOARD OF DIRECTORS

Baton Rouge, Louisiana, October 20, 2009 - Albemarle Corporation, (NYSE: ALB) www.albemarle.com, a global developer, manufacturer and marketer of highly engineered and innovative specialty chemical products announced today that Barry W. Perry will join its Board of Directors, effective January 1, 2010.

Mr. Perry brings a wealth of experience in the chemical industry to Albemarle and has managed virtually every aspect of the business cycle during his career. Most recently, Mr. Perry served as chairman and chief executive officer of Engelhard Corporation, a surface and materials science company from 2001 to 2006. Prior to this, he held various management positions within Engelhard since joining the company in 1993. Mr. Perry was a group vice president with Rhone-Poulenc from 1991 to 1993. Prior to joining Rhone-Poulenc, Mr. Perry held several executive positions during his 22-year tenure with General Electric.

“Barry’s broad experience in polymer science and leadership capabilities combined with his overall business and manufacturing background will be a strong addition to the board as we deliberate strategic opportunities around the globe,” said Mark C. Rohr, chairman and chief executive officer. “We look forward to Barry’s contributions to the board and welcome him to the Albemarle team.”

A respected industry veteran, Mr. Perry also serves as a director of Arrow Electronics Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. He also serves as a director for the Cookson Group PLC, a leading materials science company operating on a global basis in the ceramics, electronics and precious metals markets. Mr. Perry holds a Bachelor of Science degree in plastics engineering from University of Massachusetts.

About Albemarle Corporation

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; and construction and packaging materials. The Company operates in three business segments — Polymer Solutions, Catalysts and Fine Chemicals — and serves customers in approximately 100 countries. Learn more about Albemarle at: www.albemarle.com.

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Media Contacts: Stephanie Dixon, (225) 388-7904, Stephanie_Dixon@albemarle.com;

Investor Relations Contacts: Sandra Rodriguez, (225) 388-7654, Sandra_Rodriguez@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.